January 12, 2016

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Focused On Enhancing Member Value

In the final days of 2015, the Federal Home Loan Bank of New York announced our new advance prepayment Rebate Program. The Rebate Program will provide members with a cash rebate on a portion of the fees paid relating to the early extinguishment of eligible advances when new eligible advances are obtained within 30 days. To be eligible for the Rebate Program, prepaid advances must have a remaining term of at least one year, and new advances must have a term of at least six months.

The Rebate Program represents an enhancement to the FHLBNY’s prepayment methodology. It also caps a year in which we continued our focus on enhancing member value and meeting the needs of our members. Throughout 2015, we took steps to better identify and respond to member needs through innovation. In March 2015, we created a Products and Services Committee, which has helped us develop more innovative products and services to help our members navigate the changing economic environment. In April, and then again in November, we launched Advance Specials offering reduced rates on long-term, regular Fixed-Rate and Amortizing Advances and Adjustable Rate Credit Advances. These offerings were both well-received, driving advances growth. In October, we enhanced our modification program to allow for members to modify previously modified advances. In November, our Board of Directors approved our three-year Strategic Plan for 2016-2018, which we believe will help us navigate through a wide variety of market conditions, continue to meet the daily and long-term needs of our members and fulfill our mission to advance housing and local community development. And in December, as a result of process improvement efforts, we were able to approve our Affordable Housing Program grant applications faster than in previous years, allowing us to formally announce these awards before year-end.

All of this followed our actions in the summer of 2014, when we embarked on another stage of value distribution by lowering the amount of membership-based capital stock required to join and be a part of our cooperative. That is our ongoing focus at the FHLBNY: enhancing the value of membership. We do this by being responsive to member needs, being innovative in our products offerings and facilitating flexibility for balance sheet management.

Michael M. Horn Reelected Board Chair

Of course, the greatest value we provide to our members is our stability. Throughout 2015, your cooperative continued to perform well, and we closed the third quarter with the highest level of advances throughout the Federal Home Loan Bank System. This stability is also reflected in our Board: at its December 2015 meeting, our Board unanimously elected Michael M. Horn to serve as chairman of the FHLBNY for a fifth term, having led the Board since 2008. Chairman Horn, who has been a partner in the law firm of McCarter & English, LLP since 1990 and has previously served as the Commissioner of Banking for the State of New Jersey and as the New Jersey State Treasurer, currently also serves as chairman of the Council of Federal Home Loan Banks. During his tenure as an FHLBNY Independent Director, Chairman Horn’s guidance has served our cooperative well, and we are fortunate to have him continue on in the role.

The past year was rife with volatility. However, both our membership and our advances book remain solid as we enter 2016. This reflects the strength of our business model and the stability of our franchise.  It also confirms our role as a reliable partner for our members. We closed 2015 by increasing the value of membership with our Rebate Program, and we begin 2016 with a Strategic Plan that will help to provide us with flexibility to pursue and develop growth opportunities and, as always, continue to focus on enhancing the value of membership.

I thank you all for your business in 2015, and I wish you a healthy and prosperous 2016.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.